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                                                                EXHIBIT 5

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

                                February 3, 1997


[NAME AND ADDRESS OF OPTIONEE]


     Re:  Seven-Up/RC Bottling Company of Southern
          California, Inc. (the "Company")
          Grant of Nonqualified Stock Option
          ----------------------------------

Dear [NAME OF OPTIONEE]:

     The Company is pleased to advise you that its Board of Directors has granted to you a stock option (an "Option"), as provided below.

     1.   Definitions.   For the purposes of this Option, the following terms
shall have the meanings set forth below:

          "Board" shall mean the Board of Directors of the Company.

          "Cause" shall mean (i) your theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company, your perpetration or attempted perpetration of fraud, or your participation in a fraud or attempted fraud, on the Company or your unauthorized appropriation of, or your attempt to misappropriate, any tangible or intangible assets or property of the Company,
(ii) any act or acts of disloyalty, misconduct or moral turpitude by you injurious to the interest, property, operations, business or reputation of the Company or your conviction of a crime the commission of which results in injury to the Company or (iii) your failure or inability (other than by reason of your Disability) to carry out effectively your duties and obligations to the Company or to participate effectively and actively in the management of the Company, as determined in the reasonable judgment of the Board.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

          "Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Company outstanding on the date hereof, or, in the event that the outstanding Common Stock is hereafter changed into or exchanged for different stock or securities of the Company, such other stock or securities.

          "Company" shall mean Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation, and (except to the extent the context requires otherwise) any subsidiary corporation of Seven-Up/RC Bottling Company of Southern California, Inc. as such term is defined in Section 425(f) of the Code.

          "Disability" shall mean your inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively your duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve-month period, as determined in the reasonable judgment of the Board.

          "Option Shares" shall mean (i) all shares of Common Stock issued or issuable upon the exercise of the Option and (ii) all shares of Common Stock issued with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Common Stock. Option Shares shall continue to be Option Shares in the hands of

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any holder other than you (except for the Company), and each such transferee thereof shall succeed to the rights and obligations of a holder of Option Shares hereunder.

          "Person" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

          "Public Sale" means any sale of Option Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

          "Sale of the Company" shall mean a merger or consolidation with and into another person pursuant to which the Company is not the surviving Person of such merger or consolidation, a sale of all or substantially all of the Company's assets or a sale of a majority of the Company's outstanding voting securities.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and any successor statute.

     2.   Option.

          (a)  Terms.   Your Option is for the purchase of up to a number of
shares of Common Stock determined pursuant to Section 2(b) below (the "Option Shares"), at a price per share of equal to the quotient of the following fraction (the "Exercise Price"): the numerator of which equals the sum of $70 million plus the amount of cash on hand at the Company as of Consummation minus the aggregate principal amount of all interest-bearing liabilities (specifically including capitalized leases) of the Company as of Consummation (as defined in the First Amended Joint Plan of Reorganization, dated as of June 19, 1996, of the Company and Beverage Group Acquisition Corp.) and the denominator of which equals 5,000,000, payable upon exercise as set forth in paragraph 2(b) below. Your Option shall expire at the close of business on December 31, 2001 (the "Expiration Date"), subject to earlier expiration as provided in paragraph 3(c) below or upon termination of your employment as provided in paragraph 4(b) below. Your Option is not intended to be an "incentive stock option" within the meaning of Section 422A of the Code.

          (b)  Number of Shares.   The number of shares into which this Option
is exercisable shall be equal to (i) the sum of the Option Base Shares as determined pursuant to Section 2(b)(i), the Option Initial Catch-Up Shares as determined pursuant to Section 2(b)(ii) and the Option Final Catch-Up Shares as determined pursuant to Section 2(b)(iii), less (ii) the number of shares of Common Stock already issued in connection with partial exercises of this Option.

          (i)  Option Base Shares.   The number of Option Base Shares of Common
Stock into which this Option is initially exercisable shall be equal to [_____] (the "Option Base Shares").

          (ii)  Option Initial Catch-Up Shares.   If (i) all the Option Base
Shares under this Option have been issued and (ii) any shares of Common Stock are issued by the Company pursuant to the exercise of the stock purchase warrant to be entered into between the Company and WB Bottling Corporation and to be dated the Date of Issuance hereof (the "WB Warrant") and such shares constitute "Warrant Base Shares" under Section 1A(i) of the WB Warrant (such Warrant Base Shares issued upon the exercise or partial exercise of the WB Warrant being referred to as "Issued Warrant Base Shares"), then the number of shares of Common Stock into which this Option is exercisable as of any time shall be increased by an amount which is equal to the product of (x) [___] and (y) the quotient obtained by dividing the number of Issued Warrant Base Shares as of such time by [____] (such additional number of shares of Common Stock being referred to as "Option Initial Catch-Up Shares"). Any shares of Common Stock issued pursuant to Sections 1A(ii) (the shares issuable pursuant to such section being referred to as "Warrant Initial Catch-Up Shares") or 1A(iii) (the shares issuable pursuant to such section being referred to as "Warrant Final Catch-Up Shares") of the WB Warrant shall not cause an increase in the number of shares into which this Option is exercisable pursuant to this Section 2(b)(ii).

          (iii)                         Option Final Catch-Up Shares.   If (i)
all the Option Base Shares and Option Initial Catch-Up Shares under this Option have been issued and (ii) and all the Warrant Base Shares and Warrant Initial Catch-Up Shares have been issued under the WB Warrant, then the number of shares of Common Stock into which this Option

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is exercisable shall be increased by 49 ("Option Final Catch-Up Shares");
provided that this Option shall be exercised with respect to such additional shares pursuant to this Section 1A(iii) in full only and no partial exercise for such shares will be permitted.

          (c)  Payment of Option Price.   Subject to paragraph 2(b)(iii) above
and paragraph 3 below, your Option may be exercised in whole or in part upon payment of an amount (the "Option Price") equal to the product of (i) the Exercise Price multiplied by (ii) the number of Option Shares to be acquired. Payment shall be made in cash (including check, bank draft or money order) or, in the discretion of the Board, by delivery of a promissory note.

     3.   Exercisability/Vesting.

          (a)  Normal Vesting.   Your Option may be exercised only to the extent
it has become vested. Your Option shall vest and become exercisable with respect to 33.33% of the Option Base Shares portion of your Option Shares (rounded to the nearest whole share) upon the issuance of the Company's audited financial statements for each of the Company's fiscal years ending on December 31, 1996, December 31, 1997, and December 31, 1998, if and only if you are, and have been, continuously employed by the Company from the date of this Option through the date on which such financial statements are issued. Your Option shall vest and become exercisable with respect to any Option Initial Catch-Up Shares and Option Final Catch-Up Shares at the time that the number of Option Shares is increased pursuant to Section 2(b)(ii) or 2(b)(iii), as applicable, hereof.

          (b) Effect on Vesting in Case of Employment Termination. Notwithstanding paragraph 3(a) above, the following special vesting rules shall apply if your employment with the Company terminates prior to the Expiration
Date:

          (i)  Death or Disability.   If you die or become subject to any
Disability while an employee of the Company, your Option shall be vested and become fully exercisable with respect to a number of Option Shares equal to the sum of (x) the Option Shares with respect to which this Option was exercisable on the date of your death or Disability, plus (y) 25% of the Option Shares, excluding Option Initial Catch-Up Shares and Option Final Catch-Up Shares, with respect to which this Option was not exercisable on the date of your death or Disability. Your Option with respect to the remaining Option Shares with respect to which this Option was not exercisable on the date of your death or Disability shall expire and be forfeited.

          (ii)  Retirement.   If you retire (with the approval of the Board)
from employment with the Company, your Option shall be vested and fully exercisable with respect to that portion of your Option that was exercisable on the date of your retirement. Any portion of your Option that was not exercisable on the date of your retirement shall expire and be forfeited.

          (iii)                         Other Termination of Employment.
Unless otherwise determined by the Board, if your employment terminates other than for death, Disability, retirement (with the approval of the Board), resignation or discharge for Cause, your Option shall be vested and fully exercisable with respect to that portion of your Option that was vested and exercisable on the date your employment with the Company ceased and any portion of your Option that was not vested and exercisable on such date shall expire and be forfeited. If you resign or are discharged for Cause, all of your Option not previously exercised shall expire and be forfeited whether exercisable or not.

     Except as provided in this paragraph 3(b), the number of Option Shares with respect to which your Option may be exercised shall not increase once you cease to be employed by the Company.

          (c)  Acceleration of Vesting on Sale of the Company.   If you have
been continuously employed by the Company from the date of this Option until a Sale of the Company, the portion of your outstanding Option which has not become vested at the effective date of such event shall immediately vest and become exercisable with respect to 100% of the Option Shares that have not been purchased pursuant to this Option prior to the effective date of such event simultaneously with the consummation of the Sale of the Company. In any event, any portion of your Option which has not been exercised prior to the effective date of or in connection with the Sale of the Company as provided in this
Section 3(c) shall be forfeited, unless otherwise determined by the Board.

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     4.   Expiration of Option.

          (a)  Normal Expiration.   In no event shall any part of your Option be
exercisable after the Expiration Date set forth in paragraph 2(a) above.

          (b)  Early Expiration Upon Termination of Employment.   Any portion of
your Option that was not vested and exercisable on the date your employment with the Company terminated shall expire and be forfeited on such date, and any portion of your Option that was vested and exercisable on the date your employment with the Company terminated shall also expire and be forfeited; provided that: (i) if you die or become subject to any Disability, the portion of your Option that is vested and exercisable shall expire 180 days from the date of your death or Disability, but in no event after the Expiration Date,
(ii) if you retire (with the approval of the Board), the portion of your Option that is vested and exercisable shall expire 90 days from the date of your retirement, but in no event after the Expiration Date, and (iii) if you are discharged other than for Cause, the portion of your Option that is vested and exercisable shall expire 30 days from the date of your discharge, but in no event after the Expiration Date.

     5.   Procedure for Exercise.   You may exercise all or any portion of your
Option, to the extent it has vested and is outstanding, at any time and from time to time prior to the Expiration Date, by delivering written notice to the Company (to the attention of the Company's Secretary) and your written acknowledgment that you have read and have been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to you regarding the Company, together with payment of the Option Price in accordance with the provisions of paragraph 2(c) above. As a condition to any exercise of your Option, you shall permit the Company to deliver to you all financial and other information regarding the Company it believes necessary to enable you to make an informed investment decision, and you shall make all customary investment representations which the Company requires.

     6.   Securities Laws Restrictions and Other Restrictions on Transfer of
Option Shares.   You represent that when you exercise your Option you shall be purchasing Option Shares for your own account and not on behalf of others. You understand and acknowledge that federal and state securities laws govern and restrict your right to offer, sell or otherwise dispose of any Option Shares unless your offer, sale or other disposition thereof is registered under the Securities Act and state securities laws, or in the opinion of the Company's counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder. You agree that you shall not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other state or federal law. You further understand that the certificates for any Option Shares you purchase shall bear such legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

     7.   Non-Transferability of Option.   Your Option is personal to you and is
not transferable by you other than by will or the laws of descent and distribution. During your lifetime only you (or your guardian or legal representative) may exercise your Option. In the event of your death, your Option may be exercised only (i) by the executor or administrator of your estate or the person or persons to whom your rights under the Option shall pass by will or the laws of descent and distribution and (ii) to the extent that you were entitled hereunder at the date of your death.

     8.   Rights of Grantee.   Nothing in this Option shall interfere with or
limit in any way the right of the Company to terminate your employment at any time (with or without Cause), nor confer upon you any right to continue in the employ of the Company for any period of time or to continue your present (or any other) rate of compensation, and in the event of your termination of employment (including, but not limited to, termination by the Company without Cause) any portion of your Option that was not previously vested and exercisable shall be forfeited. Nothing in this Option shall confer upon you any right to further option grants.

     9.   Withholding of Taxes.   The Company shall be entitled, if necessary or
desirable, to withhold from you any amounts due and payable by the Company to you (or secure payment from you in lieu of withholding) the amount

                                       4
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of any withholding or other tax due with respect to any Option Shares issuable under this Option, and the Company may defer such issuance unless indemnified by you to its satisfaction.

     10.  Adjustments.   In the event of a reorganization, recapitalization,
stock dividend or stock split, or combination or other change in the shares of Common Stock, the Board may, in order to prevent the dilution or enlargement of rights under your Option, make such adjustments in the number and type of shares covered by your Option and the Exercise Price specified herein as may be determined to be appropriate and equitable.

     11.  Restrictions on Transfer.

          (a)  Restrictive Legend.   The certificates representing the Option
Shares shall bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON _____________________, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER."

     (b)  Opinion of Counsel.   You may not sell, transfer or dispose of any
Option Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company that registration under the Securities Act or any applicable state securities law is not required in connection with such transfer.

     12.  Remedies.   The parties hereto shall be entitled to enforce their
rights under this Option specifically, to recover damages by reason of any breach of any provision of this Option and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Option and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Option.

     13.  Amendment.   Except as otherwise provided herein, any provision of
this Option may be amended or waived only with the prior written consent of you and the Company.

     14.  Successors and Assigns.   Except as otherwise expressly provided
herein, all covenants and agreements contained in this Option by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

     15. Severability. Whenever possible, each provision of this Option shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Option is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Option.

     16.  Counterparts.   This Option may be executed simultaneously in two or
more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Option.

     17.  Descriptive Headings.   The descriptive headings of this Option are
inserted for convenience only and do not constitute a part of this Option.

     18.  Governing Law.   The corporate law of Delaware shall govern all
questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Option shall be governed by the internal law, and not the law of conflicts, of New York.

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     19.  Notices.   All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Option shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to you and to the Company at the addresses indicated below:

     (a)  If to the Optionee:

          [NAME AND ADDRESS OF OPTIONEE]

     (b)  If to the Company:

          Seven-Up/RC Bottling Company of Southern California, Inc. 3220 East 26th Street
          Vernon, CA  90023
          Attention:  Lou Janicich

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

     20.  Entire Option.   This Option constitutes the entire understanding
between you and the Company, and supersedes all other agreements, whether written or oral, with respect to the acquisition by you of Common Stock of the Company.

                                 *   *   *   *

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     Please execute the extra copy of this Option in the space below and return it to the Company's Secretary at its executive offices to confirm your understanding and acceptance of the agreements contained in this Option.


                                Very truly yours,


                                SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN
                                        CALIFORNIA, INC.



                                By:  ___________________________________
                                     Name
                                     Title


Enclosures: Extra copy of this Option

     The undersigned hereby acknowledges having read this Option and hereby agrees to be bound by all provisions set forth herein.


                                 Dated as of _____________________, 1997

                                 OPTIONEE____________________________

                                 Name _______________________________



                [Provision for Community Property Jurisdiction]

                                    CONSENT
                                    -------

     The undersigned spouse of _____________________ hereby acknowledges that I have read the foregoing Stock Option and that I understand its contents. I am aware that the Option provides for the repurchase of my spouse's shares of Common Stock under certain circumstances and imposes other restrictions on the transfer of such Common Stock. I agree that my spouse's interest in the Common Stock is subject to this Option and any interest I may have in such Common Stock shall be irrevocably bound by this Option and further that my community property interest, if any, shall be similarly bound by this Option.

     I am aware that the legal, financial and other matters contained in this Option are complex and I am free to seek advice with respect thereto from independent counsel. I have either sought such advice or determined after carefully reviewing this Option that I will waive such right.


                                   ----------------------------------
                                   [Spouse]


                                   ----------------------------------
                                   Witness